EXHIBIT 5.1
[LETTERHEAD OF LIPPES MATHIAS WEXLER FRIEDMAN LLP]
July 20, 2006
Gibraltar Industries, Inc.
3556 Lake Shore Road
PO Box 2028
Buffalo, NY 14219-0228
Ladies and Gentlemen:
      We have acted as counsel for Gibraltar Industries, Inc. (the “Company”) and the wholly-owned subsidiaries of the Company listed in Schedule 1 hereto (collectively the “Subsidiary Guarantors”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company and the “Subsidiary Guarantors” with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) relating to the issuance by the Company of $204 million aggregate principal amount of 8% Senior Subordinated Notes, Series B, due 2015 (the “Exchange Notes”) and the guarantees of the Exchange Notes (the “Exchange Note Guarantees”) by the Subsidiary Guarantors. The Exchange Notes and the Exchange Note Guarantees are to be offered by the Company and the Subsidiary Guarantees, respectively, in exchange for $204 million aggregate principal amount of the Company’s outstanding 8% Senior Subordinated Notes due 2015 (the “Original Notes”) and the guarantees of the Original Notes by the Subsidiary Guarantors. The Exchange Notes and the Exchange Note Guarantees will be issued under an Indenture dated December 8, 2005 (the “Indenture”), by and among the Company, the Subsidiary Guarantors and Bank of New York, as Trustee (the “Trustee”).
      This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).
      In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction of:
      i. the Registration Statement;
      ii. executed copy of the Registration Rights Agreement dated December 8, 2005 by and among the Company, the Subsidiary Guarantors and J.P. Morgan Securities Inc., McDonald Investments Inc. and Harris Nesbitt Corp.
      iii. executed copy of the Indenture;
      iv. the respective Certificates of Incorporation or Certificates of Formation (and any amendments thereto) of the Company and each of the Subsidiary Guarantors;
      v. the respective By-Laws or operating agreement (and any amendments thereto) of the Company and each of the Subsidiary Guarantors;
      vi. resolutions of the Board of Directors of the Company and resolutions of the Pricing Committee thereof each relating to, among other things, the issuance and sale of the Original Notes and the Exchange Notes, the Indenture, the Registration Rights Agreement and related matters;
      vii. the Statement of Eligibility and Qualification on Form T-1 under the Trust Indenture Act of 1939, as amended, of the Trustee, filed as an exhibit to the Registration Statement; and
      viii. the form of the Exchange Notes.

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      We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.
      In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as a facsimile, electronic, certified, conformed or photostatic copies and the authenticity of the originals of such copies. In making our examination of documents executed or to be executed, we have assumed that the parties thereto, other than the Company, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and of public officials.
      Our opinions set forth herein are limited to the laws of the United States of America, the State of New York and the General Corporation Law of Delaware. As to the due authorization, execution and delivery of the Exchange Note Guarantees by the Subsidiary Guarantors incorporated or formed in a jurisdiction other than New York or Delaware (the “Foreign Jurisdictions”) we have assumed that the substantive laws of the Foreign Jurisdictions and the substantive laws of the State of New York are the same in all material respects.
      The opinions set forth below are subject to the following qualifications, further assumptions and limitations:
      (a) the validity or enforcement of any agreements or instruments may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law); and
      (b) we do not express any opinion as to the applicability or effect of any fraudulent transfer, preference or similar law on the Indenture or any transactions contemplated thereby.
      Based upon and subject to the foregoing and the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:
      1. When the applicable provisions of the Securities Act and such “Blue Sky” or other securities laws as may be applicable shall have been complied with, the Exchange Notes, when issued by the Company and executed, authenticated, issued and delivered in accordance with the Indenture and as described in the prospectus forming a part of the Registration Statement, will be legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
      2. When the applicable provisions of the Securities Act and such “Blue Sky” or other securities laws as may be applicable shall have been complied with, each of the Exchange Note Guarantees, when issued by the Subsidiary Guarantors and executed, authenticated, issued and delivered in accordance with the Indenture and as described in the prospectus forming a part of the Registration Statement, will be legal, valid and binding obligations of the applicable Subsidiary Guarantors, enforceable against each such Subsidiary Guarantor in accordance with its terms.

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      We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Lippes Mathias Wexler Friedman LLP

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SCHEDULE 1
GUARANTORS
Name
Air Vent Inc.
Alabama Metal Industries Corporation
Appleton Supply Company, Inc.
3073819 Nova Scotia Company
Former Leasing Liquidating LLC
Former Heat Treat Liquidating Corp.
BC Liquidating Corp.
Gibraltar of Nevada, Inc.
Cleveland Pickling, Inc.
Construction Metals, LLC
Diamond Perforated Metals, Inc.
Gator Grate, Inc.
Gibraltar International, Inc.
Gibraltar Steel Corporation of New York
Gibraltar Strip Steel, Inc.
GSCNY Corp.
Gibraltar of Michigan, Inc.
Gibraltar of Indiana, Inc.
HT Liquidating Corp.
International Grating, Inc.
K&W Fabricators, LLC
Gibraltar of Pennsylvania, Inc.
SCM Metal Products, Inc.
Sea Safe, Inc.
Solar Group, Inc.
Solar of Michigan, Inc.
Southeastern Metals Manufacturing Company, Inc.
United Steel Products Company, Inc.
Wm. R. Hubbell Steel Corporation

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